Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen             MEDIA

Vice President,

Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter          ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS VERY STRONG FIRST-QUARTER EPS; RAISES

FISCAL 2013 EPS GUIDANCE; INCREASES DIVIDEND TO ANNUALIZED

RATE OF $1.00 PER SHARE

Fiscal 2013 First-quarter Highlights (% cited vs. year-ago amounts, where applicable):

•	Diluted EPS from continuing operations of $0.61 as reported and $0.44 adjusted for items impacting comparability, up 177% as reported and up 42% on a comparable basis.

•	Consumer Foods’ operating profit increased 20% as reported and 14% on a comparable basis, even with a strong increase in marketing investment. Segment sales increased 8%, driven by acquisitions.

•

Commercial Foods’ operating profit grew 43% as reported and 37% on a comparable basis, as Lamb Weston potato operations delivered good volume, favorable price/mix, and operational efficiencies. Segment sales increased 5%.

•

The company has raised its EPS expectations for the fiscal year and now expects fiscal 2013 EPS, adjusted for items impacting comparability, to be in the range of $2.03 — $2.06, which includes a strong year-over-year increase in marketing investment.

•	The company continues to expect operating cash flow in excess of $1.2 billion for the fiscal year.

•

The board of directors raised the quarterly dividend by $0.01 to $0.25 per share, starting with the dividend to be paid in December 2012. With this change, the annualized dividend becomes $1.00 per share.

OMAHA, Neb., Sept. 20, 2012 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2013 first quarter ended Aug. 26, 2012. Diluted EPS from continuing operations was $0.61 in the current quarter, up 177% over $0.22 earned in the year-ago period. Excluding $0.17 of net benefit in the current quarter and $0.09

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of net expense in the year-ago period from items impacting comparability, current quarter comparable EPS of $0.44 was 42% above the comparable $0.31 earned in the year-ago period. Items impacting comparability in the current year and prior year are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 10.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are very pleased with our strong start to fiscal 2013. Based on continued momentum in our potato operations, effective margin management initiatives across the portfolio, and contribution from acquisitions, we are able to post a strong EPS performance in the midst of difficult marketplace conditions. It is clear that our operating capabilities, strategic initiatives, and prudent capital allocation are accelerating EPS performance. We have raised our EPS expectations for fiscal 2013 while continuing to make strong levels of marketing investment as part of long-term brand building initiatives.”

Consumer Foods Segment (62% of first-quarter sales)

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of $2,043 million and operating profit of $235 million for the first quarter. Sales increased 8%, reflecting 8% contribution from acquisitions, 5% favorable price/mix, and a 4% organic volume decline. Foreign exchange rates negatively impacted sales by 1%.

•	Brands posting sales growth for the quarter include ACT II, Lightlife, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Ro*Tel, Rosarita, Slim Jim, Wesson, and others.

•	More brand details can be found in the Q&A document accompanying this release.

Operating profit of $235 million grew 20% over $196 million in the year-ago period, as reported. After adjusting for $7 million of net expense in the current period, and $16 million of net expense a year ago, from items impacting comparability, current-quarter operating profit of $242 million increased 14% over the comparable $212 million a year ago. Marketing investment increased at a double-digit rate, as planned, reflecting the company’s commitment to building long-term brand

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strength. Operating profit growth reflects success with margin management initiatives (notably, price increases necessitated by inflation, and productivity programs that target in excess of $240 million of cost savings this fiscal year), as well as less severe inflation (approximately 3% of cost of goods sold this quarter), contribution from acquisitions, and favorable product mix.

Despite the recent increase in many commodities prices, net inflation for the Consumer Foods segment is expected to be slightly lower than originally planned; this reflects the company’s effective procurement and hedging programs as well as the nature of the company’s raw input needs. The segment’s year-over-year volume performance is expected to improve throughout the fiscal year as the company laps the volume impact of price increases taken in fiscal 2012; the segment’s innovation pipeline and increased marketing investment are expected to contribute to sequentially improved volume performance as the fiscal year progresses.

Commercial Foods Segment (38% of first-quarter sales)

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1,269 million, 5% above year-ago amounts. The sales increase was due to a strong top-line performance for the Lamb Weston potato operations, which posted good volume growth, particularly in international markets, as well as favorable price/mix. All of the segment’s product lines posted volume growth.

Segment operating profit was $140 million, 43% above year-ago amounts as reported. After adjusting for $4 million of net expense from items impacting comparability in the year-ago period, current quarter profits increased 37% on a comparable basis. Lamb Weston’s potato operations drove the segment’s profit growth due to strong sales and a focus on operating efficiencies; international results for Lamb Weston were notably strong. Flour milling profits were in line with year-ago amounts.

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Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

The company recorded $130 million of net hedge gains in the current quarter, and $34 million of net hedging loss in the year-ago period, as unallocated Corporate expense. The company identifies these amounts as items impacting comparability. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

Other Items

•

Unallocated Corporate amounts were a net gain of $43 million for the current quarter, and a net expense of $104 million in the year-ago period, as reported. Current-quarter amounts include $130 million of net benefit due to hedge gains and $12 million of expense related to other items impacting comparability, while year-ago amounts include $34 million of hedge losses and $3 million of restructuring charges. Excluding these amounts, unallocated Corporate expense was $75 million for the current quarter and $67 million in the year-ago period.

•	Equity method investment earnings were $8 million for the fiscal first quarter, ahead of $6 million in the year-ago period.

•	Net interest expense was $49 million in the current quarter and $53 million a year ago.

•	The company expects the effective tax rate for the full fiscal year 2013 to be approximately 34%, excluding items impacting comparability.

Capital Items

•

During the quarter, the company completed its acquisition of the Bertolli and P.F. Chang’s Home Menu frozen meals businesses from Unilever PLC. Annual sales for these operations in aggregate are approximately $300 million; the purchase price was approximately $267 million. The company utilized its commercial paper program to finance the cash transaction.

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•	The board of directors raised the quarterly dividend to $0.25 per share, starting with the dividend to be paid in December 2012. With this change, the annualized dividend becomes $1.00 per share.

•	Dividends for the current quarter totaled $98 million versus $94 million in the year-ago period; the increase reflects a higher dividend rate partially offset by fewer shares outstanding.

•

The company repurchased approximately 2.95 million of its shares of common stock during the quarter for approximately $75 million; as of quarter end, the company has approximately $450 million remaining on its current share repurchase authorization.

•

For the current quarter, capital expenditures from continuing operations for property, plant and equipment were $99 million, compared with $96 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $91 million for the fiscal first quarter; this compares with a total of $91 million in the year-ago period.

•

Subsequent to the quarter end, on September 13, 2012, the company issued senior unsecured notes with a face value totaling $750 million. As a result of the company’s strong balance sheet and an attractive market environment, the company obtained historically low coupons on each tranche issued. The three tranches of $250 million each and their respective coupon rates were for 3 years at 1.35%, 5.5 years at 2.10%, and 10 years at 3.25%. Proceeds will be used for general corporate purposes, including repayment of outstanding commercial paper mostly utilized for a recent acquisition.

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Fiscal 2013 EPS Outlook

Based on the strong start to the fiscal year, the company now expects fiscal 2013 diluted EPS to be in the range of $2.03 — $2.06, adjusted for items impacting comparability.

The company expects its operating capabilities, strategic initiatives, and prudent capital allocation to continue to drive good underlying performance for the remainder of fiscal 2013. Relative to the strong comparable year-over-year EPS growth rate posted for the fiscal first quarter, the remaining fiscal quarters of fiscal 2013 are expected to show more modest rates of comparable year-over-year EPS growth, reflecting more difficult year-over-year comparisons as well as continued increases in marketing investment.

Major Items Impacting First-quarter Fiscal 2013 EPS Comparability

Included in the $0.61 diluted EPS from continuing operations for the first quarter of fiscal 2013 (EPS amounts rounded and after tax):

•

Approximately $0.20 per diluted share of net benefit, or $130 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of net expense, or $8 million pretax, related to historical legal matters, classified as unallocated Corporate expense. This amount is not tax-deductible.

•

Approximately $0.01 per diluted share of net expense, or $4 million pretax, related to restructuring activities designed to improve efficiencies. $3 million of these are in the Consumer Foods segment ($2 million cost of goods sold (COGS) / $1 million Selling, General, & Administrative expenses (SG&A)), and $1 million is in unallocated Corporate expense (SG&A).

•

Approximately $0.01 per diluted share of net expense, or $7 million pretax, from acquisition and related costs. $4 million is classified within the Consumer Foods segment ($2 million COGS, $2 million in SG&A) and $3 million is classified within unallocated Corporate expense (SG&A).

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Included in the $0.22 diluted EPS from continuing operations for the first quarter of fiscal 2012 (EPS amounts rounded and after tax):

•

Approximately $0.05 per diluted share of net expense, or $34 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•

Approximately $0.04 per diluted share of net expense, or $24 million pretax, related to restructuring activities designed to improve efficiencies. $16 million of these are in the Consumer Foods segment ($3 million COGS, $13 million in SG&A expense), $4 million are in the Commercial Foods segment (all SG&A), and $3 million are unallocated Corporate expense (SG&A).

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-675-4750 and 1-719-325-4747, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 2164760. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

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Annual Stockholders’ Meeting Webcast

The company will webcast its 2012 Annual Stockholders’ Meeting on Friday, Sept. 21, 2012. This event will be webcast live beginning at 2:30 p.m. EDT. The webcast will be archived starting at 4:30 p.m. EDT on Friday, Sept. 21, and can be accessed at http://investor.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including any negative effects caused by inflation and adverse weather conditions; the effectiveness of its product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, including increased marketing investments, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; the company’s success in effectively and efficiently integrating its acquisitions, actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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Regulation G Disclosure

Below is a reconciliation of Q1 FY13 and Q1 FY12 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, and Commercial Foods segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q1 FY13 & Q1 FY12 Diluted EPS from Continuing Operations

	Q1 FY13	Q1 FY12	% change
Diluted EPS from continuing operations	$0.61	$0.22	177%
Items impacting comparability:
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	(0.20)	0.05
Expense related to historical legal matters	0.02	—
Expense related to transaction costs of acquisitions	0.01	—
Expense related to restructuring charges	0.01	0.04
Rounding	(0.01)	—

Diluted EPS adjusted for items impacting comparability	$0.44	$0.31	42%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY13	Q1 FY12	% change
Consumer Foods Segment Operating Profit	$235	$196	20%
Expense related to restructuring charges	3	16
Expense related to transaction costs of acquisitions	4	—

Consumer Foods Segment Adjusted Operating Profit	$242	$212	14%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY13	Q1 FY12	% change
Commercial Foods Segment Operating Profit	$140	$98	43%
Expense related to restructuring charges	—	4

Commercial Foods Segment Adjusted Operating Profit	$140	$102	37%

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 26, 2012	August 28, 2011	Percent Change
SALES
Consumer Foods	$2,042.6	$1,891.7	8.0%
Commercial Foods	1,269.3	1,213.6	4.6%

Total	3,311.9	3,105.3	6.7%

OPERATING PROFIT
Consumer Foods	$235.3	$196.2	19.9%
Commercial Foods	139.6	97.5	43.2%

Total operating profit for segments	374.9	293.7	27.6%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:

General corporate expense	42.5	(104.3)	N/A

Interest expense, net	(49.3)	(52.9)	(6.8)%

Income from continuing operations before income taxes and equity method investment earnings	$368.1	$136.5	169.7%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended
	August 26, 2012	August 28, 2011	Percent Change
Net sales	$3,311.9	$3,105.3	6.7%
Costs and expenses:
Cost of goods sold	2,440.6	2,509.3	(2.7)%
Selling, general and administrative expenses	453.9	406.6	11.6%
Interest expense, net	49.3	52.9	(6.8)%

Income from continuing operations before income taxes and equity method investment earnings	368.1	136.5	169.7%
Income tax expense	123.5	48.7	153.6%
Equity method investment earnings	7.6	6.2	22.6%

Income from continuing operations	252.2	94.0	168.3%

Income from discontinued operations, net of tax	—	0.1	(100.0)%

Net income	$252.2	$94.1	168.0%

Less: Net income attributable to noncontrolling interests	2.1	0.3	600.0%

Net income attributable to ConAgra Foods, Inc.	$250.1	$93.8	166.6%

Earnings per share – basic

Income from continuing operations	$0.61	$0.23	165.2%
Income from discontinued operations	—	—	0.0%

Net income attributable to ConAgra Foods, Inc.	$0.61	$0.23	165.2%

Weighted average shares outstanding	407.1	412.7	(1.4)%

Earnings per share – diluted

Income from continuing operations	$0.61	$0.22	177.3%
Income from discontinued operations	—	—	0.0%

Net income attributable to ConAgra Foods, Inc.	$0.61	$0.22	177.3%

Weighted average share and share equivalents outstanding	412.0	418.1	(1.5)%

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ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 26, 2012	May 27, 2012
ASSETS
Current assets
Cash and cash equivalents	$116.5	$103.0
Receivables, less allowance for doubtful accounts of $5.7 and $5.9	963.9	924.8
Inventories	2,065.7	1,869.6
Prepaid expenses and other current assets	329.8	321.4

Total current assets	3,475.9	3,218.8
Property, plant and equipment, net	2,784.5	2,741.9
Goodwill	4,166.6	4,015.4
Brands, trademarks and other intangibles, net	1,221.2	1,191.5
Other assets	280.4	274.3

	$11,928.6	$11,441.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes Payable	$272.0	$40.0
Current installments of long-term debt	23.2	38.1
Accounts payable	1,224.7	1,190.3
Accrued payroll	147.2	177.2
Other accrued liabilities	927.2	779.6

Total current liabilities	2,594.3	2,225.2
Senior long-term debt, excluding current installments	2,663.8	2,662.7
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,824.4	1,822.1
Total stockholders’ equity	4,650.2	4,536.0

	$11,928.6	$11,441.9

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ConAgra Foods, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 26, 2012	August 28, 2011
Cash flows from operating activities:
Net income	$252.2	$94.1
Income from discontinued operations	—	0.1

Income from continuing operations	252.2	94.0
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	91.4	91.5
Asset impairment charges	0.3	7.1
Earnings of affiliates less than (in excess of) distributions	1.2	(2.2)
Pension expense	6.1	6.2
Contributions to Company pension plans	(3.8)	(3.0)
Share-based payments expense	13.1	12.3
Other items	(1.5)	(15.7)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(35.9)	(63.1)
Inventory	(152.0)	(12.1)
Deferred income taxes and income taxes payable, net	113.5	48.9
Prepaid expenses and other current assets	(33.9)	(3.0)
Accounts payable	53.1	108.9
Accrued payroll	(30.1)	1.6
Other accrued liabilities	50.2	40.6

Net cash flows from operating activities – continuing operations	323.9	312.0
Net cash flows from operating activities – discontinued operations	—	3.1

Net cash flows from operating activities	323.9	315.1

Cash flows from investing activities:
Additions to property, plant and equipment	(98.6)	(95.6)
Sale of property, plant and equipment	1.9	3.8
Purchase of businesses	(268.6)	—
Purchase of intangible assets	—	(57.5)

Net cash flows from investing activities	(365.3)	(149.3)

Cash flows from financing activities:
Net short-term borrowings	232.0	—
Repayment of long-term debt	(16.9)	(2.5)
Repurchase of ConAgra Foods common shares	(75.0)	—
Cash dividends paid	(97.9)	(94.3)
Exercise of stock options and issuance of other stock awards	10.8	55.7
Other items	0.2	—

Net cash flows from financing activities	53.2	(41.1)

Effect of exchange rate changes on cash and cash equivalents	1.7	(1.9)
Net change in cash and cash equivalents	13.5	122.8
Cash and cash equivalents at beginning of period	103.0	972.4

Cash and cash equivalents at end of period	$116.5	$1,095.2

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